AMENDMENT NO. 4 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE GROUP INCOME FUNDS and DELAWARE MANAGEMENT COMPANY (the ?Investment Manager?), a series of Delaware Management Business Trust, amended as of the 31st day of January, 2017, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Corporate Bond Fund
January 4, 2010
0.50% on first $500 million
0.475% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
Delaware Extended Duration Bond Fund
January 28, 2010
0.55% on first $500 million
0.50% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
Delaware Floating Rate Fund
(formerly, Delaware Diversified Floating Rate Fund)
February 25, 2010
0.50% on first $500 million
0.475% on next $500 million
0.45% on next $1.5 billion
0.425% on assets in excess of $2.5 billion
Delaware High-Yield Opportunities Fund
January 4, 2010
0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business Trust

DELAWARE GROUP INCOME FUNDS

By: /s/ DAVID F. CONNOR
Name: David F. Connor
Title: Senior Vice President

By: /s/ SHAWN K. LYTLE
Name: Shawn K. Lytle
Title: President and Chief Executive Officer

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